Exhibit 16.1

SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

January 3, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: Eco Energy Pumps, Inc. (Commission File Number 333-158203)

Ladies and Gentlemen:

We have read the statements included under Item 4.01 in the Form 8-K dated January 3, 2011 of Eco Energy Pumps, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Albert Wong & Co. was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada